UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2004

CARDINAL MINERALS, INC.

(Exact name of registrant as specified in charter)

Nevada	000-27853	86-091355
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

Suite "B" 2950 Flamingo Road
Las Vegas, NV		89121
(Address of Principal Executive Office)		(Zip Code)

(800) 537-4099

(Registrant's Executive Office Telephone Number)

SUN POWER CORPORATION

(Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

The Registrant, pursuant to the Assignment of Purchase Option Agreement discussed in Item 5 below, acquired the rights to purchase the Bates-Hunter Gold Project located in Central City, Colorado about 35 miles west of Denver. The Registrant through the Assignment of Purchase Option Agreement has the right to purchase all of the shares of Hunter Gold Mining Corporation and/or acquire all of this companies assets consisting of the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment for a fixed price of $3,000,000. The terms of the agreement provide the Registrant with the opportunity and time necessary to undertake due diligence investigations and project evaluation works after which time the purchase price is due and payable. These investigations and works will consist of due diligence investigations into titles, permitting and potential resource issues, dewatering of the Bates-Hunter shaft, examination and sampling of accessible parts of the existing underground workings, drifting on the 745 level to establish a diamond drilling station, diamond drilling from the 745 level to define reserves in the immediate vicinity of the shaft, and conduct metallurgical test work on the diamond drill core and underground chip samples. Discussions were held with George Otten, the controlling shareholder of Hunter and vendor of the property regarding the trigger date for payment of the purchase price. It was understood from these discussions that full payment would be due some 3 to 4 months after completion of the underground diamond drilling. This would allow the Registrant sufficient time to receive and analyze the data obtained from the underground dewatering and drilling program. The Project is permitted and can be expanded under the existing permits. (The original Letter Agreement between Ken Swaisland, a majority stockholder of the Registrant, and the Hunter Gold Mining Corporation is attached hereto as exhibit 10-1.)

On January 13, 2004, Mr. Swaisland executed an amendment to the Letter Agreement extending the date for completion of the due diligence for completing the purchase of all of the outstanding shares of Hunter Gold Mining Corporation form March 31, 2004 to July 31, 2004. (The amended Letter Agreement is attached hereto as exhibit 10-2)

For Information on the mine refer to exhibit 99, attached hereto.

ITEM 5. OTHER EVENTS.

Assignment of Purchase Option Agreement

On January 26, 2004, the Registrant executed an Assignment of Purchase Option Agreement, (attached herewith as exhibit 10-3) with Ken Swaisland, a majority stockholder of the registrant, for the option to purchase all the assets of Hunter Gold Mining Inc and Hunter Gold Mining Corporation including the Bates Hunter Mine and the Golden Gilpin Mill (collectively the "Bates-Hunter" mine and mill facilities), dewatering plant, mining properties, claims, permits, and all ancillary equipment free and clear of any and all financial liens or encumbrances with the exception of a 1% net smelter royalty payable to Goldrush Casino and Mining Corporation from George Otten and Jim Blair (the "Principle Vendors") and the other stockholders of the company (the "Other Venders"), as the optionors and a2% net smelter royalty payable to Mr. Swaisland pursuant to the Assignment of Purchase Option Agreement.

Immediately upon the execution and closing of the formal agreement to acquire Bates-Hunter, the Registrant agreed to grant to Mr. Swaisland 2,000,000 share purchase warrants exercisable into unregistered, restricted common shares at a value equal to the 10 day average trading price of the common shares of the Registrant immediately prior to the closing of the formal agreement. The Registrant also agreed to pay the sum of $30,000.00 to Mr. Swaisland on signing of the option, however, Mr. Swaisland agreed to accrue the $30,000 as debt until such time as payment may be made by way of cash, or exchange for shares, or other such means, as may be mutually acceptable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

10-1     Letter Agreement between Ken Swaisland and Hunter Gold Mining Corporation

10-2     Extension of Letter Agreement between Ken Swaisland and Hunter Gold Mining Corporation

10-3     Assignment of Purchase Option Agreement between Ken Swaisland and Cardinal Minerals, Inc.

99        Exploration and Development Plan for the Bates-Hunter Project

ITEM 9. REGULATION FD DISCLOSURE.

Exploration and Development Plan for the Bates-Hunter Project

The Registrant received the Exploration and Development Plan for the Bates-Hunter Project located in Central City, Colorado. The Registrant intends to use this Exploration and Development Plan in presentations made to brokers, dealers, marketing agencies, current stockholders and future stockholders. This Exploration and Development Plan has been attached to this filing as Exhibit 99.

The Exploration and Development Plan attached to this Form 8-K as Exhibit 99 contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are necessarily based on certain assumptions and are subject to significant risks and uncertainties. These forward-looking statements are based on management's expectations as of the date hereof, including the expectation of obtaining financing to purchase the Bates-Hunter Project, and if purchased, the expectation of economic benefits from the acquisition. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our Stockholders. The Company does not undertake any responsibility for the adequacy, accuracy or completeness or to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                        CARDINAL MINERALS, INC

                                                                                                                        By: /s/ Roland Vetter

                                                                                                                                Roland Vetter, President

Date: March 05, 2004